        Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Octave Specialty Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	(1)	Common Stock, par value $0.01 per share	Other (1)	1,200,000	$5.43	$6,516,000	$0.0001381	$899.86
Total Offering Amounts						$6,516,000		$899.86
Total Fee Offsets								$0.00
Net Fee Due								$899.86
(1)    Note 1(a). This registration statement covers the issuance of 1,200,000 shares of common stock of Octave Specialty Group, Inc. (the “Company”), par value $0.01 per share (“Common Stock”), to be issued under the Octave Specialty Group, Inc. 2026 Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which, by reason of changes in the capitalization of the Company and other events specified in the Plan, may become subject to the Plan.
Note 1(b). Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on July 31, 2026, as reported on the New York Stock Exchange. The fee rate of $0.0001381 reflects the Section 6(b) filing fee rate for fiscal year 2026, effective October 1, 2025.